As filed with the Securities and Exchange Commission on February 9, 2021

Registration No. 333-238127

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-3

REGISTRATION STATEMENT NO. 333-238127

UNDER

THE SECURITIES ACT OF 1933

BIOTELEMETRY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-2568498
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1000 Cedar Hollow Road

Malvern, PA 19355

(610) 729-7000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cody Wm. Cowper

Vice President Legal & Corporate Secretary

BioTelemetry, Inc.

1000 Cedar Hollow Road

Malvern, Pennsylvania 19355

(610) 729-7000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Matthew G. Hurd Rita-Anne O’Neill Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 (310) 712-6600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

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		Emerging Growth Company	☐

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement No. 333-238127, originally filed by BioTelemetry, Inc. (the “Company”) on Form S-3ASR on May 8, 2020 (the “Registration Statement”).

The Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the Registration Statement.

On February 9, 2021, pursuant to the Agreement and Plan of Merger, dated as of December 18, 2020 (the “Merger Agreement”), among the Company, Philips Holding USA Inc., a Delaware corporation (“Parent”), and Davies Merger Sub, Inc., a Delaware corporation (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on this February 9, 2021.

BIOTELEMETRY, INC.

By:	/s/ Joseph H. Capper
Name: Joseph H. Capper
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.